Exhibit 99.1

February 19, 2025	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results

Analyst call and webcast scheduled tomorrow, Feb. 20 at 11 a.m. EST

TULSA, Okla. - Feb. 19, 2025 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2024 financial results, which include diluted earnings per share of $1.34 and $3.91, respectively.

“Our strong financial performance is a testament to our prudent fiscal planning, execution of our regulatory strategy and disciplined management of operations and maintenance expenses,” said Robert S. McAnnally, president and chief executive officer. “As we embark on a new year, we are prepared to serve a growing customer base while continuing to enhance the safety and reliability of our system.”

2024 FINANCIAL RESULTS & HIGHLIGHTS

•Fourth quarter 2024 net income was $77.0 million, or $1.34 per diluted share, compared with $70.7 million, or $1.27 per diluted share, in the fourth quarter 2023;
•Full year 2024 net income was $222.9 million, or $3.91 per diluted share, compared with $231.2 million, or $4.14 per diluted share, last year;
•In December, the Company settled 3,160,465 million shares of our common stock under our at-the-market equity program and forward contracts for net proceeds of $245.7 million;
•Full year 2024 capital expenditures and asset removal costs were $762.1 million compared with $728.7 million in 2023; and
•On Jan. 21, 2025, ONE Gas increased the dividend for the first quarter 2025 by 1 cent to $0.67 per share ($2.68 annualized), payable March 7, 2025, to shareholders of record at the close of business Feb. 21, 2025.

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

FOURTH QUARTER 2024 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $124.3 million in the fourth quarter, compared with $107.1 million in the fourth quarter 2023, which primarily reflects:

•an increase of $24.6 million from new rates;
•an increase of $1.2 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•an increase of $7.9 million in gas sales-related revenues.

The increase was partially offset by:

•an increase of $2.9 million in depreciation and amortization expense from additional capital investment;
•an increase of $6.5 million in employee-related costs, due primarily to planned investments in the Company’s workforce and ongoing in-sourcing efforts, which have enhanced management of operations and maintenance expense; and
•an increase of $4.8 million in ad-valorem taxes, primarily due to regulatory outcomes which took effect during the quarter.

Weather was 24.3 percent warmer than normal for the three months ended Dec. 31, 2024. The impact on operating income was mitigated by weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, net interest expense increased $10.4 million for the three months ending Dec. 31, 2024. Interest expense was primarily impacted by the conversion of the two debt maturities in the first quarter 2024 to commercial paper with a higher weighted average interest rate, the issuance of $300 million of 5.10 percent senior notes in December 2023 and the reopening of the 5.10 percent senior notes in August 2024 to issue an additional $250 million, all of which are supportive of our capital plan.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $12.3 million and $6.9 million for the three months ended Dec. 31, 2024, and 2023, respectively.

Capital expenditures and asset removal costs were $190.4 million for the fourth quarter 2024 compared with $189.6 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

FULL YEAR 2024 FINANCIAL PERFORMANCE

Operating income for the twelve-month 2024 period was $399.0 million, compared with $377.6 million in 2023, which primarily reflects:

•an increase of $67.9 million from new rates; and
•an increase of $6.3 million in residential sales due primarily to net customer growth in Oklahoma and Texas.
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

These increases were offset partially by:

•an increase of $22.9 million of employee-related costs due primarily to planned investments in the Company’s workforce and ongoing in-sourcing efforts;
•an increase of $16.9 million in depreciation and amortization expense from additional capital investment; and
•an increase of $6.9 million due to ad-valorem taxes.

Excluding interest related to KGSS-I securitized bonds, net interest expense increased $33.6 million for the twelve months ended Dec. 31, 2024. Interest expense was primarily impacted by the conversion of the two debt maturities in the first quarter 2024 to commercial paper with a higher weighted average interest rate, the issuance of $300 million of 5.10 percent senior notes in December 2023 and the reopening of the 5.10 percent senior notes in August 2024 to issue an additional $250 million.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $25.7 million and $22.4 million for the twelve months ended Dec. 31, 2024, and 2023, respectively.

Capital expenditures and asset removal costs were $762.1 million for the twelve-month 2024 period compared with $728.7 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

In December, the Company settled 3,160,465 million shares of our common stock under our at-the-market equity program and forward contracts for net proceeds of $245.7 million. In December, we also amended the two forward sale agreements we entered into in September 2023 to extend the maturity date of 223,000 and 180,000 shares of our common stock to December 31, 2025 from December 31, 2024.

REGULATORY ACTIVITIES UPDATE

In February 2025, Texas Gas Service made Gas Reliability Infrastructure Program filings for all customers in the Central-Gulf service area, requesting a $15.4 million increase to be effective in
June 2025.

In February 2025, Texas Gas Service made Gas Reliability Infrastructure Program filings for all customers in the West-North service area, requesting a $8.2 million increase to be effective in
June 2025.

2025 FINANCIAL GUIDANCE

On Dec. 4, 2024, ONE Gas announced that its 2025 net income is expected to be in the range of $254 million to $261 million, with earnings per diluted share of $4.20 to $4.32.

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

Capital investments, including asset removal costs, are expected to be approximately $750 million in 2025, primarily targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $180 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Thursday, Feb. 20, 2025, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 455855, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 180102.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Thousands of dollars, except per share amounts)

Total revenues	$630,703	$605,917	$2,083,558	$2,371,990

Cost of natural gas	263,740	267,560	778,333	1,134,510

Operating expenses
Operations and maintenance	144,853	141,478	530,111	508,399
Depreciation and amortization	75,452	72,584	296,699	279,830
General taxes	22,348	17,160	79,371	71,661
Total operating expenses	242,653	231,222	906,181	859,890
Operating income	124,310	107,135	399,044	377,590
Other income, net	105	4,666	7,427	9,476
Interest expense, net	(39,760)	(29,778)	(147,235)	(115,339)
Income before income taxes	84,655	82,023	259,236	271,727
Income taxes	(7,633)	(11,290)	(36,386)	(40,495)
Net income	$77,022	$70,733	$222,850	$231,232

Earnings per share
Basic	$1.35	$1.27	$3.92	$4.16
Diluted	$1.34	$1.27	$3.91	$4.14

Average shares (thousands)
Basic	57,000	55,670	56,826	55,600
Diluted	57,415	55,752	57,033	55,860

Dividends declared per share of stock	$0.66	$0.65	$2.64	$2.60

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$9,124,134	$8,468,967
Accumulated depreciation and amortization	2,478,261	2,333,755
Net property, plant and equipment	6,645,873	6,135,212
Current assets
Cash and cash equivalents	57,995	18,835
Restricted cash and cash equivalents	20,542	20,552
Total cash, cash equivalents and restricted cash and cash equivalents	78,537	39,387
Accounts receivable, net	408,448	347,864
Materials and supplies	91,662	77,649
Income tax receivable	53,624	3,947
Natural gas in storage	161,184	187,097
Regulatory assets	101,210	75,308
Other current assets	35,216	33,952
Total current assets	929,881	765,204
Goodwill and other assets
Regulatory assets	278,006	287,906
Securitized intangible asset, net	265,951	293,619
Goodwill	157,953	157,953
Pension and other postemployment benefits	42,882	36,482
Other assets	105,025	94,618
Total goodwill and other assets	849,817	870,578
Total assets	$8,425,571	$7,770,994

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)

	December 31,	December 31,
	2024	2023
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,876,861 shares at December 31, 2024; issued and outstanding 56,545,924 shares at December 31, 2023	$599	$565
Paid-in capital	2,294,469	2,028,755
Retained earnings	809,606	737,739
Accumulated other comprehensive loss	(126)	(1,182)
Total equity	3,104,548	2,765,877
Other long-term debt, excluding current maturities, net of issuance costs	2,131,718	1,877,895
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	253,568	282,506
Total long-term debt, excluding current maturities, net of issuance costs	2,385,286	2,160,401
Total equity and long-term debt	5,489,834	4,926,278
Current liabilities
Current maturities of other long-term debt	14	772,984
Current maturities of securitized utility tariff bonds	28,956	27,430
Notes payable	914,600	88,500
Accounts payable	261,321	278,056
Accrued taxes other than income	75,608	68,793
Regulatory liabilities	22,525	66,901
Customer deposits	56,243	62,187
Other current liabilities	99,009	112,370
Total current liabilities	1,458,276	1,477,221
Deferred credits and other liabilities
Deferred income taxes	891,738	752,068
Regulatory liabilities	467,563	500,478
Other deferred credits	118,160	114,949
Total deferred credits and other liabilities	1,477,461	1,367,495
Commitments and contingencies
Total liabilities and equity	$8,425,571	$7,770,994
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	December 31,
	2024	2023
	(Thousands of dollars)
Operating activities
Net income	$222,850	$231,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296,699	279,830
Deferred income taxes	106,522	24,773
Share-based compensation expense	13,733	12,184
Provision for doubtful accounts	6,705	9,698
Proceeds from government securitization of winter weather event costs	—	197,366
Changes in assets and liabilities:
Accounts receivable	(67,289)	196,272
Materials and supplies	(14,013)	(6,776)
Income tax receivable	(49,677)	(3,947)
Natural gas in storage	25,913	82,108
Asset removal costs	(58,952)	(62,023)
Accounts payable	(15,014)	(90,046)
Accrued taxes other than income	6,815	(9,559)
Customer deposits	(5,944)	4,333
Regulatory assets and liabilities - current	(90,829)	7,249
Regulatory assets and liabilities - noncurrent	19,354	38,869
Other assets and liabilities - current	(17,091)	30,017
Other assets and liabilities - noncurrent	(11,371)	(2,048)
Cash provided by operating activities	368,411	939,532
Investing activities
Capital expenditures	(703,165)	(666,634)
Other investing expenditures	(10,402)	(8,508)
Other investing receipts	6,072	5,499
Cash used in investing activities	(707,495)	(669,643)
Financing activities
Borrowings (repayments) of notes payable, net	826,100	(463,500)
Issuance of other long-term debt, net of premiums	253,467	—
Issuance of other long-term debt, net of premiums and discounts	—	299,583
Long-term debt financing costs	(2,193)	(2,508)
Issuance of common stock	252,379	85,259
Repayment of other long-term debt	(773,013)	—
Repayment of securitized utility tariff bonds	(27,939)	(20,716)
Dividends paid	(149,456)	(144,094)
Tax withholdings related to net share settlements of stock compensation	(1,111)	(2,653)
Cash provided by (used in) financing activities	378,234	(248,629)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	39,150	21,260
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	39,387	18,127
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$78,537	$39,387
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$148,987	$80,726
Cash paid (received) for other state income taxes	$366	$769
Cash paid (received) for state income taxes	$(4,546)	$1,571
Cash paid (received) for federal income taxes	$(16,280)	$18,504
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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended Dec. 31, 2024, include $10.6 million associated with KGSS-I, which is offset by $6.7 million in operating and amortization expense and $3.9 million in net interest expense. Revenues decreased $2.3 million compared to the same period last year, which was offset by the net change of a $1.9 million decrease in operating and amortization expense and a $0.4 million decrease in net interest expense.

Revenues for the twelve months ended Dec. 31, 2024, include $44.4 million associated with KGSS-I, which is offset by $28.1 million in operating and amortization expense and $16.1 in net interest expense. Compared to the same twelve month period last year, revenues decreased $4.3 million, which was offset by the net change of a $2.5 million decrease in amortization and operating expense and a $1.7 million decrease in net interest expense.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	December 31,	December 31,
	2024	2023
	(Thousands of dollars)
Restricted cash and cash equivalents	$20,542	$20,552
Accounts receivable	4,659	5,133
Securitized intangible asset, net	265,951	293,619
Total assets	$291,152	$319,304
Current maturities of securitized utility tariff bonds	28,956	27,430
Accounts payable	319	393
Accrued interest	6,568	7,207
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $4.8 million and $5.3 million, as of December 31, 2024 and December 31, 2023, respectively	253,568	282,506
Equity	1,741	1,768
Total liabilities and equity	$291,152	$319,304

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Year Ended December 31,
	December 31,		December 31,
	2024	2023	2024	2023
	(Thousands of dollars)
Operating revenues	$10,649	$12,923	$44,390	$48,677
Operating expense	(111)	(108)	(443)	(440)
Amortization expense	(6,559)	(8,461)	(27,668)	(30,219)
Interest income	132	136	671	696
Interest expense	(4,075)	(4,451)	(16,806)	(18,552)
Income before income taxes	$36	$39	$144	$162

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ONE Gas Announces Fourth Quarter and Full Year 2024 Financial Results
February 19, 2025

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2024	2023	2024	2023
	(Millions of dollars)
Natural gas sales	$573.4	$543.4	$1,864.1	$2,154.0
Transportation revenues	$37.4	$35.9	$138.7	$133.6
Securitization customer charges	$10.7	$12.9	$44.4	$48.7
Other revenues	$9.2	$13.7	$36.4	$35.7
Total revenues	$630.7	$605.9	$2,083.6	$2,372.0
Cost of natural gas	$263.7	$267.6	$778.3	$1,134.5
Operating costs	$167.3	$158.6	$609.6	$580.1
Depreciation and amortization	$75.5	$72.6	$296.7	$279.8
Operating income	$124.2	$107.1	$399.0	$377.6
Net income	$77.0	$70.7	$222.9	$231.2
Capital expenditures and asset removal costs	$190.4	$189.6	$762.1	$728.7

Volumes (Bcf)
Natural gas sales
Residential	33.7	38.2	104.1	76.0
Commercial and industrial	10.8	12.6	36.9	40.6
Other	0.6	0.1	2.1	1.7
Total sales volumes delivered	45.1	50.9	143.2	156.6
Transportation	57.3	58.8	221.0	227.9
Total volumes delivered	102.4	109.7	364.2	384.5

Average number of customers (in thousands)
Residential	2,101	2,089	2,103	2,088
Commercial and industrial	162	161	163	162
Other	3	4	3	3
Transportation	12	12	12	12
Total customers	2,277	2,266	2,281	2,265

Heating Degree Days
Actual degree days	2,864	3,334	7,991	8,800
Normal degree days	3,784	3,812	9,728	9,772
Percent colder (warmer) than normal weather	(24)%	(13)%	(18)%	(10)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	924	920	924	918
Actual degree days	985	1,172	2,783	3,125
Normal degree days	1,320	1,318	3,359	3,346
Percent colder (warmer) than normal weather	(25)%	(11)%	(17)%	(7)%

Kansas
Average number of customers (in thousands)	648	647	651	648
Actual degree days	1,433	1,549	3,863	4,117
Normal degree days	1,791	1,821	4,690	4,721
Percent colder (warmer) than normal weather	(20)%	(15)%	(18)%	(13)%

Texas
Average number of customers (in thousands)	706	699	706	699
Actual degree days	446	613	1,345	1,558
Normal degree days	673	673	1,679	1,705
Percent colder (warmer) than normal weather	(34)%	(9)%	(20)%	(9)%
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